Arguss Communications, Inc.
Exhibit 21
Subsidiaries of the Registrant
December 31, 2000

Subsidiary	State of Incorporation	Names Used in Business

Arguss Services Corp.	Delaware	Arguss Services

Arguss Communications Group	Massachusetts (a Massachusetts business trust)

Arguss Communications Group
Arguss Fiber Services
White Mountain Cable Construction
TCS Communications
Can-Am Construction
Schenck Communications
Underground Specialties
Aspen International Cable
Precision Valley Communications
US Communications
Fiber Flow
DiversiCom Site Development

Conceptronic, Inc.	Delaware	Conceptronic